EXHIBIT 99.2



FOR IMMEDIATE RELEASE
---------------------

      MEDIA CONTACTS:

            Harold V. Kelly
            Executive Vice President
            (330) 837-6340

            Marian J. Carpenter
            Director, Corporate Communications
            (330) 837-6302
            e-mail:  marianc@repsteel.com

      INVESTOR RELATIONS CONTACT:

            John B. George
            Treasurer
            (330) 837-6491

            REPUBLIC ENGINEERED STEELS, INC. ANNOUNCES MERGER
                    WITH RES ACQUISITION CORPORATION

      MASSILLON, Ohio--September 23, 1998--Republic Engineered Steels, Inc. ("Republic") today announced that the anticipated merger of RES Acquisition Corporation, a wholly owned subsidiary of RES Holding Corporation ("RES Holding"), with and into Republic became effective at 1:30 p.m. on September 21, 1998. As a result of the merger, Republic has become a wholly owned subsidiary of RES Holding.

      Because RES Acquisition previously had acquired more than 90% of the common stock of Republic pursuant to a cash tender offer consummated on September 8, 1998 (and also had acquired Republic's single outstanding share of Special Preferred Stock), the merger was effected without a meeting of the stockholders of Republic. Upon the merger becoming effective, each outstanding share of Republic's common stock (other than shares held by Republic, RES Holding or RES Acquisition which were cancelled, and other than shares, if any, for which stockholders properly exercise appraisal rights under applicable state law) was cancelled and converted into the right to receive $7.25 in cash, without interest thereon.

      Republic also announced today that, as a result of the merger, Republic has requested the National Association of Securities Dealers, Inc. to delist Republic's common stock from the Nasdaq Stock Market and is deregistering its common stock under the federal securities laws.

      RES Acquisition and RES Holding were formed to acquire Republic by limited partnership for which Blackstone Management Associates II L.L.C. and Veritas Capital Management, L.L.C. serve as general partners.






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